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The Procter & Gamble Company

(Name of Registrant as Specified in Its Charter)

Trian Fund Management, L.P.

Trian Fund Management GP, LLC

Trian Partners, L.P.

Trian Partners Co-Investment Opportunities Fund, Ltd.

Trian Partners Master Fund, L.P.

Trian Partners Parallel Fund I, L.P.

Trian Partners Master Fund (ERISA), L.P.

Trian Partners Strategic Investment Fund-A, L.P.

Trian Partners Strategic Co-Investment Fund-A, L.P.

Trian Partners Strategic Investment Fund-D, L.P.

Trian SPV (Sub) XII L.P.

Trian Partners Fund (Sub)-G, L.P.

Trian Partners Strategic Fund-G II, L.P.

Trian Partners Strategic Fund-G III, L.P.

Trian Partners Strategic Investment Fund-N, L.P.

Trian Partners Strategic Fund-K, L.P.

Trian Partners Strategic Fund-C, Ltd.

Nelson Peltz

Peter W. May

Edward P. Garden

Clayton C. Daley, Jr.

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On September 13, 2017, Trian Fund Management, L.P. posted a video to www.RevitalizePG.com related to The Procter & Gamble Company, which is titled “Nelson Peltz on Challenges Facing P&G” (the “P&G Challenges Video”). A transcript of the P&G Challenges Video is provided herewith:

NELSON PELTZ:

I’m Nelson Peltz. I’m CEO and a Founding Partner at Trian.

I started life working for my dad in a small family food business, right here in New York City.

We were selling produce and some frozen foods to hotels, restaurants in the area. He showed me what business was really all about, which is sales up and expenses down.

And that’s something that we, in Trian, have been preaching to all the companies we invest in.

When we discuss total shareholder return, known colloquially as “TSR”-- P&G -- ten years, five years, four years, three years, two years, the bottom of the pack of their peers, the bottom. This amazing company, almost 200 years old.

The biggest consumer company in the world -- TSR is at the lowest for ten years on through -- pretty sad statement, and the reason is they continue to lose market share.

When you’re in the consumer space, market share growth is what drives it.

And the only way you create long term, if you’re in the retail business and the consumer business, is by spending money on marketing.

I’m very concerned about what P&G did last quarter. They reduced marketing spend by over $100 million, which helped their profits for the quarter.

Now, you don’t reduce market spend when you’re losing market share -- I’m sorry.

If you look at what happened at Heinz, where we had a proxy fight and won -- Heinz, for ten years, sales had lagged. Market shares had deteriorated. Earnings had gone nowhere. We got into that company, and we said, “What we’re going to do is we’re going to spend more money on advertising.”

And you know what happened during our eight years at Heinz? We had 32 straight quarters of organic sales increases.

Today, at P&G, they have these global business units. They don’t have sales reporting to them. When a supermarket chain wants a price reduction or wants something changed in their terms on toothpaste, you have got to give them an answer right then and here.

You can’t go through this stifling bureaucracy in order to get an answer that the guy wants today. You can’t run your business if you don’t have salespeople reporting to you. You are responsible, “sales to profits”. That’s what we want.

There have been no breakthrough products in that Company since the Tide Pods. And they spend about $2 billion a year on R&D.

We are suggesting, when I’m on the Board, to create a Committee of the Board to really understand why that innovation machine isn’t working anymore.

Over the past decade, P&G has had four CEOs, and presided over three changes, and to the best of our knowledge, never looked outside to see if there was anyone else capable of taking that position. While Nestle, a far bigger company, brought someone in from outside, and Unilever did the same.

We suggested that they take a soft target of 25 of 100 top executives. I’m not talking about tax accountants or lawyers. I’m talking about people who create sales and create profits. 25, a soft target, of 100, come from outside the company. Give them a new perspective.

We recently had an opportunity to look at their proxy statement.

The target compensation for management -- the long-term compensation which is the most important one to managers -- says that if you achieve the targets set forth, you will get 100% of your compensation target.

The unfortunate part is that those targets, if met, will generate more market share losses and below-comp. earnings growth. Think about that. So I’m paying you a lot of money to continue to lose market share, and to have earnings growth slower than the competition. That’s not “on” in my book.

I think everyone who’s looking at this video owns stock in P&G. I represent every one of you. We have $3.5 billion in cash invested in this business.

We want it to grow.

We want it to grow the right way.

We want market share gains, which we haven’t had in a decade. That’s what we want.

And if we do that, then this will be the great old P&G it was 15, 20, 30 years ago.

This was the original “widows-and-orphans stock”.

And everybody could depend on earnings going up, and dividends going up, and the stock going up. That hasn’t happened in ten years. Let me have your vote, and I promise you I will be your voice in the boardroom.